Registration Statement No. 333-233215

Filed Pursuant to Rule 433

Supplementing the Preliminary

Prospectus Supplement

Dated November 8, 2021

(To Prospectus dated August 12, 2019)

The Sherwin-Williams Company

Pricing Term Sheet

$500,000,000 2.200% Senior Notes due 2032 (the “2032 Notes”)

$500,000,000 2.900% Senior Notes due 2052 (the “2052 Notes”)

Issuer:	The Sherwin-Williams Company

Security Type:	Senior Unsecured Notes

Legal Format:	SEC Registered

Ratings (Moody’s / S&P / Fitch)*:	Baa2 / BBB / BBB

Pricing Date:	November 8, 2021

Settlement Date:	November 10, 2021 (T+2)

Maturity Date:	2032 Notes: March 15, 2032 2052 Notes: March 15, 2052

Principal Amount:	2032 Notes: $500,000,000 2052 Notes: $500,000,000

Benchmark Treasury:	2032 Notes: UST 1.250% due August 15, 2031 2052 Notes: UST 2.375% due May 15, 2051

Benchmark Treasury Price / Yield:	2032 Notes: 97-25 / 1.495% 2052 Notes: 111-04 / 1.882%

Spread to Benchmark Treasury:	2032 Notes: +75 bps 2052 Notes: +105 bps

Yield to Maturity:	2032 Notes: 2.245% 2052 Notes: 2.932%

Coupon:	2032 Notes: 2.200% 2052 Notes: 2.900%

Public Offering Price:	2032 Notes: 99.588% of the principal amount 2052 Notes: 99.362% of the principal amount

Optional Redemption:

2032 Notes: At any time before December 15, 2031 at a discount rate of Treasury plus 15 basis points

2052 Notes: At any time before September 15, 2051 at a discount rate of Treasury plus 20 basis points

Notwithstanding the foregoing, if (i) the 2032 Notes are redeemed on or after December 15, 2031, the 2032 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption and (ii) the 2052 Notes are redeemed on or after September 15, 2051, the 2052 Notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption

Interest Payment Dates:	2032 Notes: March 15 and September 15, commencing March 15, 2022 2052 Notes: March 15 and September 15, commencing March 15, 2022

CUSIP:	2032 Notes: 824348 BN5 2052 Notes: 824348 BP0

ISIN:	2032 Notes: US824348BN55 2052 Notes: US824348BP04

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	KeyBanc Capital Markets Inc. PNC Capital Markets LLC RBC Capital Markets, LLC Truist Securities, Inc. HSBC Securities (USA) Inc. ING Financial Markets LLC Goldman Sachs & Co. LLC ANZ Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, a copy of the prospectus can be obtained by contacting BofA Securities, Inc. at (800) 294-1322 (toll-free), Citigroup Global Markets Inc. at (800) 831-9146 (toll-free), J.P. Morgan Securities LLC at (212) 834-4533, U.S. Bancorp Investments, Inc. at (877) 558-2607 (toll-free) or Wells Fargo Securities, LLC at (800) 645-3751 (toll-free).